UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

PEOPLES FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2022

Dear Shareholder:

I am writing to remind you to vote FOR the recommendations of our Board of Directors (the “Board”) as to the election of directors for Peoples Financial Corporation (the “Company”), the ratification of the Company’s selection of independent auditors, and the advisory (non-binding) approval of compensation of the Company’s named executive officers by signing and returning the WHITE PROXY CARD for this year’s annual meeting (the “Meeting”).

We sympathize with you, our shareholders, and understand that this unnecessary proxy contest by the Stilwell Group has caused frustration through the numerous unwanted mailings and different forms of green proxy cards you have received.

In order to repel this unwanted challenge from this New York hedge fund, please DISCARD ANY green proxy card, and SIGN AND RETURN THE WHITE PROXY CARD that is enclosed.

If you have already received and returned the green proxy card from the Stilwell Group, we urge you to change your vote by promptly signing, dating and returning the enclosed WHITE PROXY CARD or voting by internet using the instructions on the WHITE PROXY CARD. Only the latest dated proxy card or vote you submit will be counted.

If you have any questions or need assistance in voting your shares, please feel free to give me a call at (228) 435-8205. We appreciate your prompt attention to this matter, and your continued support of and interest in the Company.

Sincerely yours,

Chevis C. Swetman

Chairman, President and Chief Executive Officer

Important Information

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a proxy statement in connection with the Annual Meeting (the “Proxy Statement”), and advises its shareholders to read the Proxy Statement because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Company at P.O. Box 529, Biloxi, Mississippi 39533-0529.